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Exhibit 14.1

Hilltop Holdings, Inc

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  CODE OF BUSINESS CONDUCT AND ETHICS

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  INSIDER TRADING POLICY

August 1, 2008

Dear Colleagues:

        The good name and reputation of Hilltop Holdings, Inc. are a result of the dedication and hard work of all of us. Together, we are responsible for preserving and enhancing this reputation, a task that is fundamental to our continued well-being. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest principles of business ethics and conduct. We set forth in the succeeding pages Hilltop's Code of Business Conduct and Ethics, (the "Code"), which has been approved by our Board of Directors. The purpose of the Code is to reinforce and enhance Hilltop Holdings' commitment to an ethical way of doing business. The contents of the Code are not new. The policies set forth here are part of Hilltop Holdings' tradition of high ethical standards.

        All employees, officers and directors are expected to comply with the policies set forth in the Code. Please read it carefully and make sure that you understand the Code, the consequences of non-compliance with the Code, and the Code's importance to the success of Hilltop Holdings. If you have any questions, speak to your supervisor, to the General Counsel, or to any of the other resources identified in the Code. Once you have completed your review of the Code, sign the acknowledgement form at the back of the Code and return the acknowledgement form to the Human Resources Department for inclusion in your personnel file. In addition, you will be required to acknowledge, at least annually, that you have read and are in compliance with the requirements of the Code.

        The Code cannot and is not intended to cover every applicable law or to provide answers to all questions that might arise. For that, we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

        We at Hilltop Holdings are committed to providing quality service to our agents and insureds and returns to our shareholders. Adherence to the policies set forth in the Code will help us achieve these goals.

Sincerely,

Larry Willard
Chief Executive Officer

 TABLE OF CONTENTS

I.	Putting the Code of Business Conduct and Ethics to Work	4
	About the Code of Business Conduct and Ethics	4
	Meeting Our Shared Obligations	4
II.	Responsibility to Our Organization	4
	Conflicts of Interest	4
	Corporate Opportunities	6
	Entertainment, Gifts and Gratuities	6
	Protection and Proper Use of Hilltop Holdings' Assets	7
	Hilltop Holdings' Books and Records	7
	Record Retention	8
	Confidential Information	8
	Trademarks, Copyrights and Other Intellectual Property	9
	Insider Trading	9
III.	Fair Dealing	10
	Antitrust Laws	10
	Conspiracies and Collaborations Among Competitors	10
	Distribution Issues	11
	Penalties	11
	Gathering Information About Hilltop Holdings' Competitors	11
IV.	Interacting with Government	12
	Prohibition on Gifts to Government Officials and Employees	12
	Political Contributions and Activities	12
	Lobbying Activities	12
V.	Implementation of the Code	13
	Responsibilities	13
	Seeking Guidance	13
	Reporting Violations	13
	Investigations of Suspected Violations	13
	Discipline for Violations	13
	Waivers of the Code	13
	No Rights Created	14
	Remember	14

I.    PUTTING THE CODE OF BUSINESS CONDUCT AND ETHICS TO WORK

About the Code of Business Conduct and Ethics

        We, at Hilltop Holdings, are committed to the highest standards of business conduct in our relationships with agents, insureds, customers, suppliers, stockholders, limited partners, directors, officers, employees and others. This requires that we conduct our business in accordance with all applicable laws and regulations and the highest standards of business ethics. This Code of Business Conduct and Ethics (the "Code") helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of business.

        Our business depends on the reputation of all of us, including directors, officers and employees, for integrity and principled business conduct. Thus, in many instances, the policies referenced in the Code go beyond the requirements of the law.

        The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. As employees of Hilltop Holdings, we are employed at-will except when we are covered by an express, written employment agreement. This means that unless you have a written agreement with Hilltop Holdings to the contrary that you may choose to resign your employment at any time, for any reason or for no reason at all. Similarly, Hilltop Holdings may choose to terminate your employment at any time, or any legal reason or for no reason at all.

        The Code is in addition to a number of other codes and policies that Hilltop Holdings has which address other aspects of its operations and your conduct, such as Hilltop Holdings' Equal Employment Opportunity Policy, Workplace Harassment Policy and Drug Free Workplace Policy, all of which must be complied with in addition to this Code.

Meeting Our Shared Obligations

        Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If you have questions, ask them; if you have ethical concerns, raise them. The General Counsel, who is responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code are available to answer your questions and provide guidance to you if you have questions regarding how you should conduct yourself and for you to report suspected misconduct. Our conduct should reflect Hilltop Holdings' values, demonstrate ethical leadership and promote a work environment that upholds Hilltop Holdings' reputation for integrity, ethical conduct and trust.

II.    RESPONSIBILITY TO OUR ORGANIZATION

        Hilltop Holdings' employees, officers and directors are expected to dedicate their best efforts to Hilltop Holdings' business and to avoid any conflicts with the interests of Hilltop Holdings.

Conflicts of Interest

        A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of Hilltop Holdings. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your work for Hilltop Holdings objectively and effectively. Your obligation to conduct Hilltop Holdings' business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.

        Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest:

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  Improper Personal Benefits from Hilltop Holdings.  Conflicts of interest arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position at Hilltop Holdings. You may not accept or take any benefits from Hilltop Holdings that have not been duly authorized and approved pursuant to the policies and procedures of Hilltop Holdings, including any loans or guarantees of your personal obligations by Hilltop Holdings.

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  Financial Interests in Other Businesses.  Without the prior written approval of the General Counsel, neither you nor your immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to Hilltop Holdings. For example, you may not own an interest in a company that competes with Hilltop Holdings. You may not own an interest in a company that has a business relationship with Hilltop Holdings (such as a supplier or distributor) without the prior written approval of the General Counsel, Executive officers and members of the Board of Directors must obtain the written approval of the Audit Committee of the Board of Directors before making any such investment. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to make investments with a total value of no more than five percent (5%) of your annual compensation in competitors, distributors or suppliers that are listed on a national or international securities exchange.

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  Business Arrangements with Hilltop Holdings.  Without prior written approval from the Chief Executive Officer, you may not participate in a joint venture, partnership or other business arrangement with Hilltop Holdings. Executive officers and members of the Board of Directors must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.

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  Outside Employment or Activities With a Competitor.  Without the prior approval of the Board of Directors, simultaneous employment with or serving as a director of a competitor of Hilltop Holdings is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests. Without the prior approval of the Board of Directors, you may not market products or services in competition with Hilltop Holdings' current or potential business activities. It is your responsibility to consult with the General Counsel to determine whether a planned activity will compete with any of Hilltop Holdings' business activities before you pursue the activity in question.

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  Outside Employment With a Distributor or Supplier.  Without prior written approval from the General Counsel, you may not be employed by, serve as a director of, receive any compensation from or represent a distributor or supplier of Hilltop Holdings. Executive officers and members of the Board of Directors must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement. You may not accept money or benefits of any6 kind as compensation or payment for any advice or services that you may provide to a customer, distributor, supplier or anyone else in connection with its business with Hilltop Holdings.

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  Charitable, Government and Other Outside Activities.  Hilltop Holdings encourages all employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior written approval of the General Counsel before serving as a director or trustee of any charitable, not-for-profit, for-profit or other entity or before running for election or seeking appointment to any government-related position. Executive officers and members of the Board of Directors must obtain the written approval of the Audit Committee of the Board of Directors before participating in such an activity.

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  Family Members Working In The Industry.  You may find yourself in a situation where your spouse, significant other, children, parents or in-laws, or someone else with whom you have a familial relationship, is a competitor, supplier or distributor of Hilltop Holdings or is employed by one. Such situations are not prohibited but call for extra sensitivity to security, confidentiality and conflicts of interest.

        There are several factors to consider in assessing such a situation. Among them: the relationship between Hilltop Holdings and the other company; the nature of your responsibilities as an employee of Hilltop Holdings and those of the other person; and the access each of you has to your respective employer's confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

        To remove any such doubts or suspicions, you must disclose your specific situation to the General Counsel to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to Hilltop Holdings' interests is sufficiently remote that the General Counsel may only remind you to guard against inadvertently disclosing Hilltop Holdings' confidential information and not to be involved in decisions on behalf of Hilltop Holdings that involve the other company.

Corporate Opportunities

        You owe a duty to Hilltop Holdings to advance its legitimate interest when the opportunity to do so arises. If you learn of a business or investment opportunity through the use of Hilltop Holdings' property or information or your position at Hilltop Holdings, such as from a competitor or actual or potential supplier, distributor, vendor, customer or business associate of Hilltop Holdings, you may not participate in the opportunity or make the investment without the prior written approval of the General Counsel. Such an opportunity should be considered an investment opportunity for Hilltop Holdings in the first instance. Directors' duties to present corporate opportunities to Hilltop Holdings are more extensive.

Entertainment, Gifts and Gratuities

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  Receipt of Gifts and Entertainment.  When you are involved in making business decisions on behalf of Hilltop Holdings, your decisions must be based on uncompromised, objective judgment. Employees interacting with any persons who has business dealings with Hilltop Holdings (including suppliers, distributors, customers, competitors, contractors and consultants) must conduct such activities in the best interest of Hilltop Holdings, using consistent and unbiased standards.

    You must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence our sourcing, purchasing and other business decisions or be in a position to derive any direct or indirect benefit or interest from a party having business dealings with Hilltop Holdings. You must never request or ask for gifts, entertainment or any other business courtesies from people doing business with Hilltop Holdings. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift. Gifts that are extravagant in value or unusual in nature should not be accepted without the prior written approval of your supervisor or the General Counsel.

    Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor.

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  Offering Gifts and Entertainment.  When you are providing a gift, entertainment or other accommodation in connection with Hilltop Holdings' business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. You should follow the above guidelines for receiving gifts in determining when it is appropriate to give gifts and when prior written approval from your supervisor or the General Counsel is required.

    Our suppliers and distributors likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.

    What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Hilltop Holdings' business without prior written approval from the General Counsel. For more information, see the section of the Code regarding Interacting with Government.

    Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

        If you encounter an actual or potential conflict of interest, face a situation where declining the acceptance of a gift may jeopardize a Hilltop Holdings relationship, are requested to pay a bribe or provide a kickback or encounter a suspected violation of the Code, you must report the situation to the General Counsel immediately.

Protection and Proper Use of Hilltop Holdings' Assets

        We each have a duty to protect Hilltop Holdings' assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Hilltop Holdings' profitability. We should take measures to prevent damage to and theft or misuse of corporate property. When you leave Hilltop Holdings, all corporate property must be returned to Hilltop Holdings. Except as specifically authorized, Hilltop Holdings' assets, including corporate time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only, except as specifically authorized in the Code or elsewhere. In this regard, incidental and occasional personal use of electronic mail and telephones, including the voicemail system, is permitted, but such use should be minimized and the length of the messages should be kept brief, as these messages cost Hilltop Holdings in both productive time and money. Personal messages on Hilltop Holdings' e-mail and voice mail systems are the property of Hilltop Holdings, and those systems should be used only in accordance with Hilltop Holdings' policies regarding the same.

Hilltop Holdings' Books and Records

        You must complete all documents required or requested by Hilltop Holdings accurately, truthfully and in a timely manner, including all travel and expense reports. When applicable, documents must e properly authorized. You must record Hilltop Holdings' financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of Hilltop Holdings with the understanding that any part of the payment or account is to b used for a purpose other than as described by the supporting documents.

Record Retention

        In the course of its business, Hilltop Holdings produces and receives large numbers of records. Numerous laws require the retention of certain corporate records for various periods of time. Hilltop Holdings is committed to compliance with all applicable laws and regulations relating to the preservation of records. Hilltop Holdings' policy is to identify, maintain, safeguard and destroy or retain all records in Hilltop Holdings' possession on a systematic and regular basis. Under no circumstances are Hilltop Holdings' records to be destroyed selectively or to be maintained outside Hilltop Holdings' premises or designated storage facilities.

        If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the General Counsel. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the General Counsel as to how to proceed. You must not destroy or alter any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice Hilltop Holdings. If you have any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the General Counsel for advice.

Confidential Information

        All employees may learn, to a greater or lesser degree, facts about Hilltop Holdings' business, plans, operations or "secrets of success" that are not known to the general public or to competitors. Sensitive information such as customer data, the terms offered or prices charged to particular customers, marketing or strategic plans, product specifications and production techniques are examples of Hilltop Holdings' confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to Hilltop Holdings or its suppliers or distributors, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, such as our suppliers or distributors, which Hilltop Holdings may be under an obligation to maintain as confidential.

        You must maintain the confidentiality of information entrusted to you by Hilltop Holdings or its customers, suppliers or distributors, except when disclosure is authorized or legally mandated. Employees who possess or have access to confidential information or trade secrets must:

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  Not use the information for their own benefit or the benefit of persons inside or outside of Hilltop Holdings.

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  Carefully guard against disclosure of that information to people outside Hilltop Holdings. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overhead, such as taxis, public transportation, elevators or restaurants.

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  Not disclose confidential information to another employee of Hilltop Holdings unless the employee needs the information to carry out business responsibilities.

        Confidentiality agreements are commonly used when Hilltop Holdings needs to disclose confidential information to suppliers, distributors, consultants, joint venture participants or others. A confidentiality agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by Hilltop Holdings, you foresee that you may need to disclose confidential information, you should call the General Counsel and discuss the necessity or appropriateness of entering into a confidentiality agreement.

        Your obligation to treat information as confidential does not end when you leave Hilltop Holdings. Upon the termination of your employment, you must return everything that belongs to Hilltop Holdings, including all documents and other materials containing confidential information about Hilltop Holdings or its customers, suppliers or distributors. You must not disclose confidential information to a new employer or to others after ceasing to be an employee of Hilltop Holdings.

        You may not disclose your previous employer's confidential information to Hilltop Holdings. Of course, you may use general skills and knowledge acquired during your previous employment.

Trademarks, Copyrights and Other Intellectual Property

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  Trademarks.  Our logos and the name "Hilltop Holdings" are examples of trademarks of Hilltop Holdings. You must always properly use our trademarks and advise your supervisor of the General Counsel of infringements by others. Similarly, the trademarks of third parties must be used properly.

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  Copyright Compliance.  Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyrights laws. It is a violation of those laws and of Hilltop Holdings' policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted. Hilltop Holdings' licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should b directed to the General Counsel.

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  Intellectual Property Rights of Others.  It is the policy of Hilltop Holdings not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on Hilltop Holdings' websites, you must do so properly and in accordance with applicable law.

Insider Trading

        You are prohibited by Hilltop Holdings' Policy on Insider Trading and the law from trading in securities of Hilltop Holdings, or, in some instances, the securities of another company at a time when in possession of "material, non-public information." This conduct is known as "insider trading." Passing such information on to someone who may trade in securities—known as "tipping"—is also illegal and a violation of Hilltop Holdings' Policy on Insider Trading. The prohibitions apply to Hilltop Holdings' securities and to securities of other companies if you learn material, non-public information about other companies in the course of your duties for Hilltop Holdings.

        Information is "material" if (a) there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company's securities.

        Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public.

        Do not disclose material, non-public information to anyone, including co-workers, unless the person receiving the information as a "need to know" the information of a legitimate business purpose.

If there is any questions as to whether information regarding Hilltop Holdings or another company with which we have dealings is material or has been adequately disclosed to the public, contact the General Counsel.

        You should consult Hilltop Holdings' Policy on Insider Trading for more information regarding insider trading.

III.    FAIR DEALING

        Hilltop Holdings depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. You should endeavor to deal fairly with Hilltop Holdings' customers, suppliers, competitors and employees. You must never take unfair advantage of others through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

        While Hilltop Holdings competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with the letter and spirit of applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in the Code, you should consult the General Counsel for further guidance.

Conspiracies and Collaborations Among Competitors

        One of the primary goals of the antitrust laws is to promote and preserve each competitor's independence when making decisions on price, output and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output, control the quality of products or divide a market for customers, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. No excuse will absolve you and/or Hilltop Holdings of liability.

        Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can—and do—infer agreements based on "loose talk," informal discussions or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor's representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

        By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the General Counsel before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially sensitive topics regarding competition are discussed without oversight by an antitrust lawyer, you should object, leave the meeting and notify the General Counsel immediately.

        Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The General Counsel should therefore be consulted before negotiating or entering into such a venture.

Distribution Issues

        Relationships with customers, distributors and suppliers can also be subject to a number of antitrust prohibitions if these relationships harm competition. For example, it can be illegal for a company to affect competition by agreeing with a distributor or supplier to limit that distributor's or supplier's sales to any of Hilltop Holdings' competitors. Collective refusals to deal with a competitor, supplier or customer may be unlawful as well. While a company generally is allowed to decide independently that it does not wish to buy from or sell to a particular person, when such a decision is reached jointly with others, it may be unlawful, regardless of whether it seems commercially reasonable. Finally, it is always unlawful to restrict a customer's re-selling activity through minimum resale price maintenance (e.g., by prohibiting discounts).

        Other activities that can raise antitrust concerns are:

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  discriminating in terms and services offered to customers where a company treats one customer or group of customers differently than another;

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  exclusive dealing agreements where a company requires a customer to buy from, or a distributor or supplier to sell to, only that company;

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  tying arrangements where a customer, distributor or supplier is required, as a condition of purchasing or selling one product, to also purchase or sell a second, distinct product;

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  "bundled discounts," in which discount or rebate programs link the level of discounts available on one product to purchase of separate but related products (for example, pencils linked to other office supplies); and

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  "predatory pricing," where a company offers a discount that results in the sales price of a product being below the product's cost (the definition of cost varies depending on the court), with the intention of sustaining that price long enough to drive competitors out of the market.

        Because these activities are prohibited under many circumstances, you should consult the General Counsel before implementing any of them.

Penalties

        Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fine and other monetary penalties for both Hilltop Holdings and the individuals involved. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney's fees and court costs.

        The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the General Counsel before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the General Counsel with your concerns.

Gathering Information About Hilltop Holdings' Competitors

        It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, you should abide by the following guidelines:

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  We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, suppliers or distributors, as long as those conversations are not likely to suggest that we are attempting to (i) conspire with our competitors, using the customer, supplier or distributor as a messenger, or (ii) gather information in breach of a client's nondisclosure agreement with a competitor or through other wrongful means. You should be able to identify the source of any information about competitors.

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  We must never attempt to acquire a competitor's trade secrets or other proprietary information through unlawful means such as theft, spying, bribery or breach of a competitor's nondisclosure agreement.

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  If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and should contact the General Counsel immediately.

        The improper gathering or use of competitive information could subject you and Hilltop Holdings to criminal and civil liability. When in doubt as to whether a source of information is proper, you should contact the General Counsel.

III.    INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

        The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the General Counsel.

Political Contributions and Activities

        Laws of certain jurisdictions prohibit the use of funds, assets, services or facilities of Hilltop Holdings on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the General Counsel.

        Your work time may be considered the equivalent of a contribution by Hilltop Holdings. Therefore, you will not be paid by Hilltop Holdings for any time spent running for public office, serving as an elected official or campaigning for a political candidate. Hilltop Holdings will not compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Lobbying Activities

        Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

        So that Hilltop Holdings may comply with lobbying laws, you must notify the General Counsel before engaging in any activity on behalf of Hilltop Holdings that might be considered "lobbying" as described above.

IV.    IMPLEMENTATION OF THE CODE

Responsibilities

        While each of us is individually responsible for putting the Code to work, we need not go it alone. Hilltop Holdings has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

        Copies of the Code are available from the Human Resources Department, the General Counsel and on Hilltop Holdings' Intranet in the Human Resources section. A statement acknowledging compliance with the Code must be signed by all officers, directors and employees.

Seeking Guidance

        The Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in the Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the General Counsel or the other resources identified in the Code.

Reporting Violations

        If you know of or suspect a violation of applicable laws or regulations, the Code or Hilltop Holdings' related policies, you must immediately report that information to your supervisor or the General Counsel. In addition, we have established a hotline at 1 800 461-9330 for your to report any such known or suspected violation conveniently and privately. You will also be able to report a known or suspected violation via the Internet at www.mysafeworkplace.com. No one will be subject to retaliation because of a good faith report of suspected misconduct.

Investigations of Suspected Violations

        All reported violations will be promptly investigated and treated confidentially to the extent possible, given the need to conduct an investigation. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and Hilltop Holdings.

Discipline for Violations

        Hilltop Holdings intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with the Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, Hilltop Holdings' personnel who violate this Code and other policies and procedures of Hilltop Holdings may be subject to disciplinary action, including summary discharge. Such disciplinary action will not waive Hilltop Holdings' right to take additional appropriate legal action.

Waivers of the Code

        Hilltop Holdings will waive application of the policies set forth in the Code only when circumstances warrant a waiver. Waivers of the Code for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Board of Directors as a whole or the Audit Committee of the Board of Directors and must be promptly disclosed as required by law or regulation.

No Rights Created

        The Code is a statement of the fundamental principle and key policies and procedures that govern the conduct of Hilltop Holdings' business. It is not intended to and does not create any obligations to or rights in any employee, customer, supplier, distributor, competitor, stockholder or any other person or entity.

Remember

        Ultimate responsibility to ensure that Hilltop Holdings complies with the many laws, regulations and ethical standards affecting its business rests with each of us. You must not, in discharging your assigned responsibilities and duties, engage in any activity that might involve Hilltop Holdings in a violation of any law, rule or regulation. It is your responsibility to become acquainted with all applicable legal standards and restrictions, to seek legal guidance when necessary and to act accordingly. Your failure to do so may result in disciplinary action up to and including termination of your employment.

 Policy on Insider Training of
Hilltop Holdings, Inc.

        In the course of conducting the business of Hilltop Holdings, Inc. (American Summit Insurance Company, National Lloyds Insurance Company and NALICO General Agency, Inc.), a Texas corporation ("Hilltop Holdings"), you may come into possession of material information about Hilltop Holdings or other entities that is not available to the investing public (herein referred to as "material, non-public information"). You must maintain the confidentiality of material, non-public information and may not use it in connection with the purchase or sale of securities of Hilltop Holdings or any other entity to which the information relates. Hilltop Holdings has adopted this policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with Hilltop Holdings. We all work hard to maintain Hilltop Holdings' reputation for integrity and ethical conduct and are all responsible for preserving and enhancing this reputation.

Inside Information

        Hilltop Holdings' policies and the laws of the United States prohibit any director, officer or employee of Hilltop Holdings, whenever and in whatever capacity employed, from trading securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) of Hilltop Holdings while in possession of "inside information" about Hilltop Holdings. Inside information is any material, non-public information about a company.

        If you become aware of any inside information concerning Hilltop Holdings, you may not execute any trade in securities of Hilltop Holdings and should treat the information as strictly confidential. This prohibition applies to securities of Hilltop Holdings, as well as the securities of any other company about which you acquire inside information in the course of your duties for Hilltop Holdings. You are responsible for reviewing this policy and ensuring that your actions do not violate it.

Material, Non-Public Information

        As noted above, it is illegal and a violation of this policy to trade securities while aware of material, non-public information.

Material Information

        Under this policy and U. S. law, information is material if:

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  there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

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  the information, if made public, likely would affect the market price of a company's securities.

        Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

        Non-public information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

        Depending on the facts and circumstances, information that could be considered material includes but is not limited to:

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  earnings announcements or estimates;

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  changes to previously released earnings information;

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  significant dividend increases or decreases;

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  expansion or curtailment of operations;

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  new products, inventions or discoveries;

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  major litigation;

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  possible acquisitions, divestitures or joint ventures;

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  changes in research recommendations or debt ratings;

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  restructurings and recapitalizations;

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  unannounced government actions with respect to an issuer of securities;

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  anticipated public offerings of securities;

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  extraordinary management developments;

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  extraordinary borrowing;

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  liquidity problems; and

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  writedowns and additions to reserves for bad debts.

Non-Public Information

        Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

        It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by Hilltop Holdings in at least one of the following ways:

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  public filings with securities regulatory authorities, including the disclosure of the information in a Form 10-Q, Form 10-K, Form 8-K, proxy statement or prospectus;

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  issuance of press releases;

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  disclosure of the information in the financial media; or

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  meetings with members of the press and the public.

        You may not attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person aware of material, non-public information should refrain from any trading activity for approximately two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

        Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material, non-public information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer of the securities.

"Tipping" Material, Non-Public Information Is Prohibited

        In addition to trading securities while in possession of material, non-public information, it is illegal and a violation of this policy to convey such information to another person (herein referred to as a "tipping") if you know or have reason to believe that the persons will misuse such information by trading in securities or passing such information to others. This applies regardless of whether the

"tippee" is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any benefit, monetary or otherwise, from the tippee.

        Trading on or conveying material, non-public information may also breach contractual obligations assumed by Hilltop Holdings. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputational damage to Hilltop Holdings can result from trading based on material, non-public information, tipping or any other improper use of material, non-public information.

Scope of Policy

        The restrictions set forth in this policy, except as noted, apply to all officers, directors and employees of Hilltop Holdings and, to the same extent as such officers, directors and employees of Hilltop Holdings, their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions. This policy also applies to any trust or other estate in which an employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.

Trading Periods

        Personnel of Hilltop Holdings who are not otherwise in possession of undisclosed material information may only trade in securities of Hilltop Holdings during the period:

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  commencing on the second business day and ending one month after the public release of quarterly financial information; or

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  commencing on the second business day and ending one month after the public release of year-end financial information.

        From time to time, an event may occur that is material to Hilltop Holdings and is known by only a few directors or executives. So long as the event remains material and non-public, directors, executive officers and such other persons as are designed by Hilltop Holdings' General Counsel may not trade in the securities of Hilltop Holdings. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of Hilltop Holdings' General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Trading Plans

        Notwithstanding the prohibition against insider trading and the trading periods set for above, in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this insider trading policy permits employees of Hilltop Holdings to trade in Hilltop Holdings' securities regardless of their possession of inside information if the transaction is made pursuant to a pre-arranged trading plan ("Trading Plan") that was entered into when the employee was not in possession of material, non-public information. Trading Plans must be written and specify the amount of, date on and price at which the securities are to be traded or establish a formula for determining such items. An employee who wishes to enter into a Trading plan must submit the Trading Plan to Hilltop Holdings' General Counsel for approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when the employee is in possession of material, non-public information about Hilltop Holdings. An employee may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this policy.

Safeguarding Confidential Information

        If material information relating to Hilltop Holdings or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a "need to know" the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect Hilltop Holdings' confidential information. The following practices should be followed to help prevent the misuse of confidential information:

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  Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

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  Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.

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  Do not give your computer IDs and passwords to any other person. Password protect computers and log off computers when they are not in use.

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  Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

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  Be aware that the Internet and electronic mail carriers are not secure environments for the transmission of confidential information.

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  Comply with the specific terms of any confidentiality agreements of which you are aware.

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  Upon termination of your employment, you must return to Hilltop Holdings all physical (including electronic) copies of confidential information, as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

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  You may not bring the confidential information of any former employer to Hilltop Holdings.

Responding to Requests for Information

        You may find yourself the recipient of questions concerning various activities of Hilltop Holdings. Such inquiries can come from the media, securities analysts and others regarding Hilltop Holdings' business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstance should you attempt to handle these inquiries without prior authorization. Only personnel of Hilltop Holdings specifically authorized to do so may answer questions about or disclose information concerning Hilltop Holdings.

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  Refer requests for information regarding Hilltop Holdings from the financial community, such as securities analysts, brokers or investors, to Hilltop Holdings' Chief Financial Officer.

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  Refer requests for information regarding Hilltop Holdings from the media or press to Hilltop Holdings' Chief Financial Officer.

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  Refer requests for information from the U. S. Securities and Exchange Commission (the "SEC") or other regulators to Hilltop Holdings' General Counsel.

Regulation FD

        Hilltop Holdings is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including Regulation FD adopted by the SEC. Regulation FD prohibits public corporations from selectively disclosing material, non-public information to securities analysts, broker-dealers, other securities market professionals and stockholders ("Securities Professionals") who may trade on the basis of the information.

        Whenever a company (or person acting on its behalf) discloses material, non-public information to Securities Professionals, Regulation FD requires that the company simultaneously make public disclosure of the information in question. If Hilltop Holdings learns that it has unintentionally disclosed material, non-public information, it must issue a press release making the information public within 24 hours.

        For a discussion of what types of information are likely to be deemed material, see the section of this policy on "Material, Non-Public Information," above.

        To avoid a violation of Regulation FD, Hilltop Holdings must strictly adhere to disciplined procedures and recordkeeping with respect to formal and informal contacts with Securities Professionals. If possible, Hilltop Holdings' Chief Financial Officer (or the Chief Financial Officer's designee) should be included in any and all contacts with Securities Professionals. If Hilltop Holdings' Chief Financial Officer (or the Chief Financial Officer's designee) is not included in the contact, then the Chief Financial Officer or designee must be briefed on the substance of any discussions within two hours after any such contact occurs.

Reporting Violations/Seeking Advice

        You should refer suspected violations of this policy to Hilltop Holdings' General Counsel. In addition, if you:

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  receive material, non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

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  receive confidential information and are unsure if it is within the definition of material, non-public information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advise about what to do under those circumstances, you should contact Hilltop Holdings' General Counsel. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

        The personal consequences to you of illegally trading securities using material, non-public information can be quite severe. U. S. securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees—not just officers, directors, investment bankers and lawyers. Subject to applicable law, personnel of Hilltop Holdings who violate this policy may also be subject to discipline by Hilltop Holdings, up to and including termination of employment.

Dated: 8/1/08

Acknowledgment Form

        I have received and read the following policies of Hilltop Holdings, Inc. (Hilltop Holdings):

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  Code of Business Conduct and Ethics

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  Insider Trading Policy

        I understand the contents of both documents and I agree to fully comply with the standards, policies and procedures contained in both the Code of Business Conduct and Ethics Code and the Insider Trading Policy along with all of Hilltop Holdings' other related policies and procedures. I understand that I have an obligation to report to my supervisor or the General Counsel any suspected violations of the Code of Business Conduct and Ethics of which I am, or become, aware. I acknowledge that the Code of Business Conduct and Ethics along with the Insider Trading Policy represent statements of policies for business conduct and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

        Please use the section below to disclose any potential Conflicts of Interest as described in the Code of Business conduct and Ethics (such as improper personal benefits from Hilltop Holdings' financial interests in other businesses, business arrangements with Hilltop Holdings, outside employment or activities with a competitor, distributor or supplier, charitable government and other outside activities, and family members working in the industry) or any information that, you believe, may potentially be in violation of the Code. This information will be reviewed by designated officials at Hilltop Holdings' headquarters who will contact you if we require further information or clarification, or to provide you with specific guidance as necessary. If you are unsure if a situation warrants disclosure, you should err on the side of disclosing the information. Use the back of this form, if necessary:

        NOTE: PLEASE RETURN THIS FORM TO HILLTOP HOLDINGS' HUMAN RESOURCES DEPARTMENT PROMPTLY.

Dated: 8/1/08

Acknowledgment Form

        I have received and read the following policies of Hilltop Holdings, Inc. (Hilltop Holdings):

  •
  Code of Business Conduct and Ethics

  •
  Insider Trading Policy

        I understand the contents of both documents and I agree to fully comply with the standards, policies and procedures contained in both the Code of Business Conduct and Ethics Code and the Insider Trading Policy along with all of Hilltop Holdings' other related policies and procedures. I understand that I have an obligation to report to my supervisor or the General Counsel any suspected violations of the Code of Business Conduct and Ethics of which I am, or become, aware. I acknowledge that the Code of Business Conduct and Ethics along with the Insider Trading Policy represent statements of policies for business conduct and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Personnel Copy	Signature

Date

        Please use the section below to disclose any potential Conflicts of Interest as described in the Code of Business conduct and Ethics (such as improper personal benefits from Hilltop Holdings' financial interests in other businesses, business arrangements with Hilltop Holdings, outside employment or activities with a competitor, distributor or supplier, charitable government and other outside activities, and family members working in the industry) or any information that, you believe, may potentially be in violation of the Code. This information will be reviewed by designated officials at Hilltop Holdings' headquarters who will contact you if we require further information or clarification, or to provide you with specific guidance as necessary. If you are unsure if a situation warrants disclosure, you should err on the side of disclosing the information. Use the back of this form, if necessary:

        NOTE: PLEASE RETURN THIS FORM TO HILLTOP HOLDINGS' HUMAN RESOURCES DEPARTMENT PROMPTLY.

Personnel Copy

QuickLinks

  Exhibit 14.1
Hilltop Holdings, Inc
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Policy on Insider Training of Hilltop Holdings, Inc.